Exhibit 99.1

STAAR Surgical Reports Second Quarter 2015 Results

MONROVIA, CA, July 29, 2015---STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye today reported financial results for the second quarter ended July 3, 2015.

Second Quarter Overview

•	Net Sales of $18.7 Million Down 7% from the Prior Year Quarter
•	Unfavorable Currency Impact of $2.1 Million from the Weakening Euro and Yen
•	ICL Units Increased 24% in EMEA and 13% in China
•	APAC Sales Down 1% Including Korea - Up 16% Excluding Korea
•	Gross Margin of 66.3% for 2Q 2015 vs. Prior Year of 68.2% Due to Currency
•	FDA Remediation Expense of $1.1 Million for the Quarter and on Plan for 1st Half
•	Second Quarter Net Loss of $0.04 per Share; Adjusted Net Income per Share Breakeven

“Our second quarter results were mixed with strong double digit ICL unit growth in EMEA and China offset by the weakening euro and yen and continuing softness in Korea” said Caren Mason, President and CEO. “The impact of the MERS scare in Korea kept patients out of the clinic with cancelled surgeries and impacted the second traditionally high procedure season this year. In order to capture more of the dollars associated with our significant unit volume growth, we announced our intent to raise prices on our ICL lenses at our most recent International Sales and Distributors meeting in Lisbon. The price increase will impact all of our global customers and will be adjusted by market. It has been several years since we announced a global price increase and many markets have had a strong period of unit growth with significant investment by STAAR at no additional cost. Most price increases will take effect October 1st in keeping with notification requirements for contracted customers. During the quarter, we continued our positive momentum in strengthening manufacturing efficiency and output. Our yields continue to improve and our TICL quarterly shipments were the highest ever recorded during the second quarter. Importantly, we continue our steadfast commitment and focus on meeting all FDA remediation requirements and the building of an enhanced Quality System.”

1

Financial Overview

Net sales were $18.7 million for the second quarter of 2015, down 7% compared to $20.0 million reported in the prior year. On a constant currency basis, second quarter net sales declined 3% compared to the prior period.

The sales decline was driven by foreign currency changes due to the strengthening U.S. dollar against the euro and the yen, lower IOL unit sales in EMEA, and lower ICL unit sales primarily in Korea. These impacts were partially offset by ICL unit growth in EMEA of 24% and ICL unit growth in China of 13%. In the second quarter, 97% of all ICL shipments to China were the CentraFLOW® technology.

For the second quarter of 2015, the gross profit margin declined 190 basis points to 66.3% compared to the prior year period of 68.2%. Average unit costs improved 170 basis points but were offset by a 200 basis point decrease due to the impact of the weaker euro on average selling prices, unfavorable geographic and product mix of 70 basis points, and 90 basis points in higher other cost of sales.

Operating expenses for the quarter declined 6% to $14.1 million from $15.1 million in the prior year period, primarily due to lower general and administrative expense, and lower marketing and selling expense than the prior year period. General and administrative expense was $4.7 million and approximately $632,000 lower than the prior year due to decreased stock-based compensation and travel costs. Marketing and selling expense was $5.8 million and approximately $1.2 million lower than the prior year due to decreased stock-based compensation, travel, and promotional costs and optimization of North American selling costs. Research and development expense, which includes remediation and other FDA expenses, was $3.5 million and approximately $1.0 million higher than the prior year due to approximately $1.1 million in FDA remediation expenses in the second quarter of 2015 compared to less than $100,000 in the second quarter of 2014. Remediation costs for the first half of 2015 are on budget.

The net loss for the second quarter of 2015 was $1.6 million or $0.04 per share, compared with a net loss of $1.8 million or $0.05 per share for the prior year period.

Adjusted net income for the second quarter of 2015 was $167,000 or breakeven on a per diluted share basis, compared with adjusted net income of $291,000 or $0.01 per diluted share for the prior year period. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash and cash equivalents at July 3, 2015 totaled $15.3 million, compared to $10.8 million at the end of the first quarter of 2015 and $13.0 million at year-end 2014. The Company added $4.5 million in cash during the second quarter of 2015, which includes $800,000 provided by operating activities, $2.8 million from an exercise of warrants, and $1.5 million from the exercise of stock options, partially offset by $600,000 in other uses of cash, primarily purchases of property and equipment.

2

Conference Call

The Company will host a conference call and webcast on Wednesday, July 29 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results. To access the conference call (Conference ID 83982418), please dial 855-765-5684 for domestic participants and 262-912-6252 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion for seven days. This replay can be accessed by dialing 855-859-2056 for domestic callers and 404-537-3406 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. When preparing its financial statements in conformity with GAAP, the Company translates foreign currency sales and expenses denominated in Japanese yen to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

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“Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, gain or loss on foreign currency transactions, stock-based compensation expenses, and FDA panel and remediation expenses.

Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has excluded manufacturing consolidation expenses and FDA panel and remediation expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance. Expenses associated with the consolidation of the Company’s manufacturing operations to the U.S. were largely completed by the end of the second quarter of 2014.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. In calculating Adjusted Net Income STAAR excludes these expenses because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company has provided below a detailed reconciliation table, which is useful to investors in providing the context to understand STAAR Surgical’s Adjusted Net Income and how it differs from Net Income calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” More than 500,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

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Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 2, 2015, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog or supply delays; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval (including but not limited to FDA requirements regarding the Visian Toric ICL and/or actions related to the FDA Warning Letter and Form FDA-483s), or to take enforcement action; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new or improved product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market, negative media coverage in different regions regarding refractive procedures, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media

	EVC Group	EVC Group
	Brian Moore, 310-579-6199	Rob Swadosh, 212-850-6021
Doug Sherk, 415-652-9100

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STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	July 3,	January 2,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$15,335	$13,013
Accounts receivable trade, net	12,478	11,054
Inventories, net	14,153	15,717
Prepaids, deposits, and other current assets	4,017	4,517
Deferred income taxes	582	596
Total current assets	46,565	44,897
Property, plant, and equipment, net	9,931	10,066
Long-lived intangible assets, net	750	870
Goodwill	1,786	1,786
Deferred income taxes	685	695
Other assets	580	597
Total assets	$60,297	$58,911

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$4,055	$4,150
Accounts payable	4,761	6,620
Deferred income taxes	301	301
Obligations under capital leases	349	399
Other current liabilities	5,580	4,901
Total current liabilities	15,046	16,371
Obligations under capital leases	305	468
Deferred income taxes	1,813	1,704
Asset retirement obligations	112	115
Pension liability	3,140	3,079
Other long-term liabilities	89	75
Total liabilities	20,505	21,812

Stockholders' equity:
Common stock	398	384
Additional paid-in capital	184,990	178,232
Accumulated other comprehensive income	(1,211)	(1,070)
Accumulated deficit	(144,385)	(140,447)
Total stockholders' equity	39,792	37,099
Total liabilities and stockholders' equity	$60,297	$58,911

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STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended						Six Months Ended
	% of	July 3,	% of	July 4,	Fav (Unfav)		% of	July 3,	% of	July 4,	Fav (Unfav)
	Sales	2015	Sales	2014	Amount	%	Sales	2015	Sales	2014	Amount	%

Net sales	100.0%	$18,657	100.0%	$20,048	$(1,391)	-7%	100.0%	$37,514	100.0%	$40,226	$(2,712)	-7%

Cost of sales	33.7%	6,296	31.8%	6,381	85	1%	32.7%	12,254	31.5%	12,675	421	3%

Gross profit	66.3%	12,361	68.2%	13,667	(1,306)	-10%	67.3%	25,260	68.5%	27,551	(2,291)	-8%

Selling, general and administrative expenses:
General and administrative	25.4%	4,736	26.8%	5,368	632	12%	26.4%	9,896	26.9%	10,804	908	8%
Marketing and selling	31.3%	5,832	35.0%	7,026	1,194	17%	30.7%	11,500	32.7%	13,164	1,664	13%
Research and development	19.0%	3,536	12.5%	2,498	(1,038)	-42%	19.0%	7,116	14.9%	5,981	(1,135)	-19%
Selling, general, and administrative expenses	75.6%	14,104	74.3%	14,892	788	5%	76.0%	28,512	74.5%	29,949	1,437	5%
Other general and administrative expenses	0.0%	-	0.8%	165	165	100%	0.0%	-	0.8%	334	334	100%

Total selling, general and administrative expenses	75.6%	14,104	75.1%	15,057	953	6%	76.0%	28,512	75.3%	30,283	1,771	6%

Operating loss	-9.3%	(1,743)	-6.9%	(1,390)	(353)	-25%	-8.7%	(3,252)	-6.8%	(2,732)	(520)	19%

Other income (expense):
Interest income	0.3%	49	0.0%	10	39	390%	0.1%	49	0.0%	18	31	172%
Interest expense	-0.2%	(33)	-0.2%	(34)	1	3%	-0.2%	(68)	-0.2%	(67)	(1)	-1%
Gain (loss) on foreign currency transactions	1.0%	180	-0.7%	(134)	314	—	-1.9%	(711)	-0.2%	(68)	(643)	-946%
Other income, net	0.5%	101	0.6%	126	(25)	-20%	0.5%	170	0.7%	287	(117)	-41%
Total other income (expense), net	1.6%	297	-0.2%	(32)	329	—	-1.5%	(560)	0.4%	170	(730)	—

Loss before provision for income taxes	-7.8%	(1,446)	-7.1%	(1,422)	(24)	-2%	-10.2%	(3,812)	-6.4%	(2,562)	(1,250)	-49%

Provision for income taxes	0.8%	153	1.8%	367	214	58%	0.3%	126	1.5%	586	460	78%

Net loss	-8.6%	$(1,599)	-8.9%	$(1,789)	$190	11%	-10.5%	$(3,938)	-7.8%	$(3,148)	$(790)	-25%

Net loss per share - basic and diluted		$(0.04)		$(0.05)				$(0.10)		$(0.08)
Weighted average shares outstanding - basic and diluted		39,066		38,168				38,769		37,970

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STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Six Months Ended
	July 3,	July 4,
	2015	2014
Cash flows from operating activities:
Net loss	$(3,938)	$(3,148)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	996	981
Amortization of long-lived intangible assets	103	213
Deferred income taxes	(35)	57
Stock-based compensation expense	1,823	3,183
Change in net pension liability	95	83
Accretion of asset retirement obligation	—	2
Provision for sales returns and bad debts	243	1
Changes in working capital:
Accounts receivable trade, net	(1,732)	(1,895)
Inventories	1,669	(2,093)
Prepaids, deposits and other current assets	538	(20)
Accounts payable	(1,994)	(874)
Other current liabilities	827	(554)
Net cash used in operating activities	(1,405)	(4,064)

Cash flows from investing activities:
Acquisition of property and equipment	(701)	(2,269)
Cash proceeds from sale of property and equipment	2	68
Net cash used in investing activities	(699)	(2,201)

Cash flows from financing activities:
Repayment of capital lease lines of credit	(210)	(251)
Proceeds from exercise of stock options	1,896	2,632
Proceeds from exercise of warrants	2,800	—
Net cash provided by financing activities	4,486	2,381

Effect of exchange rate changes on cash and cash equivalents	(60)	116

Increase (decrease) in cash and cash equivalents	2,322	(3,768)
Cash and cash equivalents, at beginning of the period	13,013	22,954
Cash and cash equivalents, at end of the period	$15,335	$19,186

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STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended					Six Months Ended
		July 3,		July 4,	% Change		July 3,		July 4,	% Change
Geographic Sales		2015		2014	Fav (Unfav)		2015		2014	Fav (Unfav)
United States	14.6%	$2,723	14.6%	$2,926	-7%	14.9%	$5,589	14.4%	$5,801	-4%

Japan	21.3%	3,980	22.7%	4,549	-13%	22.0%	8,267	23.8%	9,557	-13%
Korea	6.8%	1,269	9.7%	1,952	-35%	9.6%	3,612	11.4%	4,573	-21%
China	17.8%	3,327	12.6%	2,535	31%	15.2%	5,698	11.8%	4,759	20%
Spain	8.0%	1,486	7.4%	1,474	1%	7.9%	2,964	7.7%	3,092	-4%
France	4.8%	888	5.9%	1,190	-25%	5.4%	2,039	5.3%	2,136	-5%
Germany	3.7%	694	5.1%	1,015	-32%	3.2%	1,190	4.8%	1,912	-38%
Other	23.0%	4,290	22.0%	4,407	-3%	21.7%	8,155	20.9%	8,396	-3%
Total International Sales	85.4%	15,934	85.4%	17,122	-7%	85.1%	31,925	85.6%	34,425	-7%

Total Sales	100.0%	$18,657	100.0%	$20,048	-7%	100.0%	$37,514	100.0%	$40,226	-7%

Product Sales
Core products
ICLs	65.6%	$12,236	60.7%	$12,172	1%	65.3%	$24,490	60.7%	$24,413	0%
IOLs	27.9%	5,204	32.1%	6,428	-19%	28.2%	10,562	32.4%	13,041	-19%
Total core products	93.5%	17,440	92.8%	18,600	-6%	93.4%	35,052	93.1%	37,454	-6%
Non-core products
Other	6.5%	1,217	7.2%	1,448	-16%	6.6%	2,462	6.9%	2,772	-11%
Total Sales	100.0%	$18,657	100.0%	$20,048	-7%	100.0%	$37,514	100.0%	$40,226	-7%

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STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
(in 000's)
Unaudited

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2015	2014	2015	2014
Net loss - (as reported)	$(1,599)	$(1,789)	$(3,938)	$(3,148)
Less:
Manufacturing consolidation expenses	-	165	-	$334
Foreign currency impact	(180)	134	711	$68
Fair value adjustment of warrants	-	-	-	$-
Stock-based compensation expense	829	1,683	1,823	$3,183
FDA panel/remediation expenses	1,117	98	2,558	$1,492
Net income - (adjusted)	$167	$291	$1,154	$1,929

Net loss per share, basic - (as reported)	$(0.04)	$(0.05)	$(0.10)	$(0.08)
Manufacturing consolidation expenses	-	0.00	-	0.01
Foreign currency impact	(0.00)	0.00	0.02	0.00
Fair value adjustment of warrants	-	-	-	-
Stock-based compensation expense	0.02	0.04	0.05	0.08
FDA panel/remediation expenses	0.03	0.00	0.07	0.04
Net income per share, basic - (adjusted)	$0.00	$0.01	$0.03	$0.05

Net loss per share, diluted - (as reported)	$(0.04)	$(0.04)	$(0.10)	$(0.08)
Manufacturing consolidation expenses	-	0.00	-	0.01
Foreign currency impact	(0.00)	0.00	0.02	0.00
Fair value adjustment of warrants	-	-	-	-
Stock-based compensation expense	0.02	0.04	0.05	0.08
FDA panel/remediation expenses	0.03	0.00	0.06	0.04
Net income per share, diluted - (adjusted)	$0.00	$0.01	$0.03	$0.05

Weighted average shares outstanding - Basic	39,066	38,168	38,769	37,970
Weighted average shares outstanding - Diluted	40,386	40,557	40,048	40,514

Note:  Net income per share (adjusted), basic and diluted, may not add up due to rounding

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STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended
	GAAP Sales
	July 3,	Effect of	Constant	July 4,	As Reported		Constant Currency
	2015	Currency	Currency	2014	$ Change	% Change	$ Change	% Change
ICL	$12,236	$76	$12,312	$12,172	$64	1%	$140	1%
IOL	$5,204	614	5,818	6,428	(1,224)	-19%	(610)	-9%
Other	1,217	191	1,408	1,448	(231)	-16%	(40)	-3%
Total Sales	$18,657	$881	$19,538	$20,048	$(1,391)	-7%	$(510)	-3%

	Six Months Ended
	GAAP Sales
	July 3,	Effect of	Constant	July 4,	As Reported		Constant Currency
	2015	Currency	Currency	2014	$ Change	% Change	$ Change	% Change
ICL	$24,490	$142	$24,632	$24,413	$77	0%	$219	1%
IOL	10,562	1,103	11,665	13,041	(2,479)	-19%	(1,376)	-11%
Other	2,462	335	2,797	2,772	(310)	-11%	25	1%
Total Sales	$37,514	$1,580	$39,094	$40,226	$(2,712)	-7%	$(1,132)	-3%

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